UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2008

(Name of small business in its charter)

Utah	0-30215	87-9369569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

3940-7 Broad Street, San Luis Obispo, CA	93401
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: (866) 297-7192

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1- REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01	Entry into a Material Definitive Agreement.

A.	Acquisition Agreement

On April 15, 2008, we entered into a Acquisition Agreement with U.S. Energy Conservation Corporation (hereinafter "U.S. Energy"), a California corporation pursuant to which the Company agreed to acquire substantially all of U.S. Energy in exchange for cash and common shares of the Company outlined below.

1.	The Parties to the Acquisition Agreement

Power-Save Energy Company, (the "Company") is the successor corporation of Mag Enterprises, Inc., a Utah corporation incorporated on July 30, 1980. On September 10, 1993, an Amendment to the Articles of Incorporation was filed to change its name from Mag Enterprises, Inc to Safari Associates, Inc. On September 12, 2006, an amendment to the articles of Incorporation was filed to change its name from Safari Associates, Inc. to Power-Save Energy Company. The Current principal office of the Company is located at 3940-7 Broad Street, #200, San Luis Obispo, CA 93401.

Power-Save Energy Co., manufactures, markets, and sells electricity saving devices for homeowners, Power-Save 1200, 3200 and 3400. Power-Save also now markets and sells renewable energy devices, photovoltaic electricity systems, Power-Save Solar and Power-Save Wind Turbine that produce electricity generated from wind energy. The product lines intended to reduce homeowner's electricity consumption, generate renewable energy and overall reduce the consumer's electric utility bill.

Power-Save Energy Co. intends to aggressively market the product lines using television as it main advertisement channel. Power-Save will market the Power-Save product lines utilizing Direct Response Television Commercials played on cable TV across America. Power-Save will retain the services of a full service Call Center to take incoming orders as a result of the TV commercials. Power-Save will utilize PayPal Merchant services to accept payment for items and FedEx to ship products. Power-Save Energy Co. or its contractors will be responsible for warehousing and shipping the product to customer.

About U.S. Energy Conservation Corporation

U.S. Energy the business of manufacturing, sales and distribution of certain proprietary products and operates under the name U.S. Energy Conservation Corp, (the "Business"), with its principal place of business located in California. The HID lighting market is vast, consisting of over 455,000 buildings not including malls, gas stations, streetlights or outdoor parking areas and consuming an estimated $23.6 billion annually in electricity according to the 2003 CBECS report. Common HID lighting applications including streetlights, parking garages, outdoor parking areas of all types, warehouse applications like big box stores, and commercial / industrial workplaces. With the installation of the Wattman, customers can expect and Power-Save will guarantee or your money back, a minimum of 20% savings on the lighting bill for HID lighting installations." The Wattman has a proven track record of delivering energy savings to existing customers who include the City of Pomona CA, Hilton Hotels, Rockwell International and the Port of Long Beach, CA.

2.	The Acquisition Consideration

The Company paid Twenty Five Thousand Dollars ($25,000.00) in cash for the assets upon closing with additional future payments outlined below.

Purchase Price upon UL Certification of Wattman 180. The Company agreed to pay U.S. Energy upon UL Certification of the Wattman 180 $50,000.00 in cash, and One Hundred Thousand (100,000) common shares and Five Hundred Thousand (500,000) options strike price of $0.75 of Power-Save Energy Co.

common shares rule 144 issued with vesting period of 1 year from date of issue.

Additionally, the Company has agreed to pay $1,200,000.00 in the form of royalty payments of $600.00 for each sale of the Wattman (current 180 amp model), Four Hundred Dollars $400.00 for each sale of new 120 amp Wattman, and Two Hundred Dollars $200.00 for each sale of new 60 amp Wattman. In the event at the end of Eighteen (18) months after the date of UL Certification of the Wattman 180 the Buyer has not paid the full $1,200,000.00 of royalty payments to the Seller, the Buyer agrees to alter the payment to be a minimum of $5,000 per month.

The Acquisition Agreement contains customary terms and conditions for a transaction of this type, including representations, warranties and covenants, as well as provisions describing the consideration, the process of exchanging the consideration and the effect of the Acquisition Agreement.

3.	Material Relationships

There were no material relationships between the Registrant or its affiliates and any of the parties to the Letter of Intent, other than in respect to the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 15, 2008
POWER-SAVE ENERGY COMPANY By: /s/ Michael Forster Chief Executive Officer, Chairman of the Board